Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Announces Asset Divestiture Update, Amendment to Credit Facility and Borrowing Base Redetermination

HOUSTON - July 9, 2018 - (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (OTCQX: VNRR) (“Vanguard,” “VNRR,” or the “Company”) today announced that it has closed the previously announced divestitures in the Permian, Mississippi and Green River basins and has begun marketing its Arkansas properties. Separately, Vanguard has entered into an amendment to its revolving credit facility and completed the semi-annual redetermination of its borrowing base.

Asset Divestiture Update

The Company has closed its previously announced divestments of certain properties in the Permian Basin, Green River Basin, and Mississippi. Collectively, these divestment properties have current production of approximately 17 MMcfe per day. Aggregate gross proceeds are more than $60.0 million and were used to pay down outstanding debt on the Company’s revolving credit facility.

Additionally, the Company has begun publicly marketing its Arkoma basin properties in Arkansas, which comprise all of its interests located within the state. The properties include operated and non-operated working interests, with current production of approximately 8 MMcfe per day, and associated development rights.

The Company continues to progress other non-core asset sale processes and is actively preparing additional assets for potential divestment, including certain assets in the Midcontinent and the Gulf Coast areas. The sales of these properties are anticipated to further reduce debt under the Company’s revolving credit facility and sharpen the focus of the portfolio.

Mr. R. Scott Sloan, President and CEO, commented, “Our guiding principles during this ongoing divestment process are to focus our portfolio and to strengthen our balance sheet. Collectively, these principles will enhance the long-term value of the Company by positioning the Company to be a successful exploration and production company. I am pleased with the recent progress being announced today and believe this momentum will carry on throughout the remainder of the year.”

Borrowing Base Redetermination Update

The first scheduled redetermination of the revolving credit facility borrowing base was scheduled for August 2018. The Company proactively engaged lenders to close on the redetermination on July 5, 2018. The redetermination, which includes the impact of the recently closed divestitures, resulted in a revised borrowing base of $729.7 million.

In addition, Vanguard and its lending group have agreed to amend certain terms of Vanguard’s revolving credit facility. Among other things, the new terms include:

•	Increased first lien leverage covenant thresholds beginning in the third quarter of 2018 to the ratio corresponding to the specified periods below:

Period Ending	Consolidated First Lien Net Leverage Ratio
September 30, 2018	5.25:1.00
December 31, 2018	5.50:1.00
March 31, 2019	5.75:1.00
June 30, 2019	5.25:1.00
September 30, 2019	5.00:1.00
December 31, 2019 and March 31, 2020	4.75:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.25:1.00
December 31, 2020 and thereafter	4.00:1.00

•
An asset sale basket that allows the Company to divest individual assets up to $25 million, and an aggregate amount up to $75 million, between redeterminations without requiring majority lender approval; and

•
Amend the Adjusted EBITDA definition to, among other things, adjust for the termination of hedge contracts in conjunction with asset sales, exploration expenses, third party fees and expenses, and one-time severance costs and expenses as a result of the Company’s previous Plan of Reorganization (as defined and described in the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2018).

As of June 29, 2018, Vanguard has $688.5 million in outstanding borrowings, approximately $0.2 million in outstanding letters of credit, and current cash on hand of approximately $8.0 million, resulting in liquidity at the time of redetermination of approximately $49 million.

Ryan Midgett, Chief Financial Officer, commented, “With the amended terms to our credit agreement, the Company has additional flexibility to continue its ongoing portfolio optimization efforts and divestment program. We continue to have sufficient liquidity to maintain our business plan, and our ongoing divestments are anticipated to further reduce debt and enhance liquidity over the course of the year. I want to thank our lenders for their continued support of Vanguard.”

Hedging Activities

The Company has entered into additional Rockies natural gas basis hedges for 57,480 MMbtu per day at a weighted average price of ($0.6758) per MMbtu for the period of July 2018 – October 2018. This equates to more than 35% of the Company’s Rockies natural gas production for the period. The Company continues to evaluate additional hedge opportunities in 2018 and 2019 to provide a more certain and visible cash flow stream and ensure compliance with its debt covenants.

About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent exploration and production company focused on the production and development of oil and natural gas properties in the United States. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Piceance Basin in Colorado, the Permian Basin in West Texas and New Mexico, the Arkoma Basin in Arkansas and Oklahoma, the Gulf Coast Basin in Texas, Louisiana and Alabama, the Big Horn Basin in Wyoming and Montana, the Anadarko Basin in Oklahoma and North Texas, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

Statements made by representatives of the Company within this press release that are not historical facts are forward looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “on track,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward looking statements. These include risks relating to financial performance and results, the ability to improve Vanguard’s results and profitability following its emergence from bankruptcy; our indebtedness under our revolving credit facility, term loan and second lien notes; availability of sufficient cash flow to make payments on our debt obligations and to execute our business plan; our prices and demand for oil, natural gas and natural gas liquids; and our ability to replace reserves and efficiently develop our reserves. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward looking statements. Please read “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q and any other public filings and press releases. Vanguard undertakes no obligation to publicly update any forward looking statements, whether as a result of new information or future events.

SOURCE: Vanguard Natural Resources, Inc.
CONTACT: Vanguard Natural Resources, Inc.
Investor Relations
Ryan Midgett, Chief Financial Officer
IR@vnrenergy.com